Exhibit 99.1

Kensington Leasing Agrees to Acquire WealthMakers, Ltd.

Friday August 27, 2010

REDLANDS, Calif –Kensington Leasing, Ltd. (OTCBB: KNSL) today announced that it had entered into a definitive agreement with WealthMakers, Ltd. to acquire 100% of their outstanding shares in a stock transaction.

WealthMakers, a privately held Wyoming corporation with 15,354,000 shares issued and outstanding, is a web-based predictive research technology company that connects to automated trading platforms for stocks, indexes, bonds, options, commodities and currencies and can trade in up to 80 markets around the world in a single universal account provided by a leading online broker.

KNSL shall issue 3,838,500 shares of its common stock with a market value of $15,737,850 in exchange for 100% of the issued and outstanding capital shares of WealthMakers.  The value of the KNSL common stock exchanged is based on the closing price reported on the over-the-counter bulletin board as of August 16, 2010.  The closing of the transaction is subject to a number of conditions, and is anticipated to occur in late September or early October.

Making the announcement Angelique de Maison, Chairman and CEO of Kensington Leasing said, “We are very pleased to reach an agreement to acquire WealthMakers.  We are very excited about the WealthMakers business and opportunities.  Financial information and automated trading based on this information is a hot topic on Wall Street lately.  Computer-based analysis and automated trade execution comprise up to 70% of the daily trading volume on US stock exchanges.”

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FORWARD LOOKING STATEMENT: This press release contains forward-looking statements, including statements about the consummation and timing of the purchase of WealthMakers by Kensington Leasing, the business plan and prospective financial condition of Kensington Leasing.  The forward-looking statements are subject to risks and uncertainties, including that the parties may not complete the transaction or that when completed, the transaction might be different than presently contemplated.  Readers should not place undue reliance on the forward-looking statements.  Neither Kensington Leasing nor WealthMakers undertakes any obligation to publicly revise these forward-looking statements to reflect subsequent events or circumstances.   In addition, any forward looking statements regarding forward expected industry patterns and other financial and business results that involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to differ materially from results expressed or implied by this press release. Such risk factors include, among others: whether Kensington Leasing can successfully execute its operating plan; its ability to integrate acquired companies and technology; its ability to retain key employees; its ability to successfully combine product offerings and customer acceptance of combined products; general market conditions; and whether Kensington Leasing can successfully develop new products and the degree to which these gain market acceptance. Actual results may differ materially from those contained in the forward-looking statements in this press release.

Contact:

Kensington Leasing, Ltd.
Angelique de Maison
CEO
909-708-4303
investorrelations@kensingtonleasing.com